WAYNE HUMMER INVESTMENT TRUST

                      CODE OF ETHICS FOR PRINCIPAL OFFICERS

I.   COVERED OFFICERS/PURPOSE OF THE CODE

     This Code of Ethics for Principal Officers (this "Code") for the Wayne Hummer Investment Trust (the "Trust") and its portfolios (each a "Fund," and collectively, the "Funds") applies to the Trust's President and Chief Financial Officer (the "Covered Officers") for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

     o compliance with applicable laws and governmental rules and regulations;

     o prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

     A. OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, were to receive improper personal benefits as a result of his position with the Trust.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, a Covered Officer may not personally engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of his status as an "affiliated person" of the Trust. The Trust's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of those provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether

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formally for the Trust or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. In addition, it is recognized by the Trust's board of trustees ("Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

B.   OBLIGATIONS. Each Covered Officer must:

     o not use his personal influence or personal relationships to influence investment decisions or financial reporting by the Trust whereby the Covered Officer or a family member would benefit personally to the detriment of the Trust;

     o not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer or a family member rather than the benefit the Trust;

     o not have any direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership; and

     o respond to the trustee and officer questionnaire circulated periodically in connection with the preparation of the Trust's disclosure documents.

     C. APPROVAL. There are some conflict of interest situations that require prior approval by the adviser's Ethics Committee. A list of any such approvals should be provided quarterly to the Trust's audit committee. Examples of these include:

     o no Covered Officer or a member of the Covered Officer's family shall serve on the board of directors of any publicly traded company without prior authorization and the determination that such board service would not be inconsistent with the interests of the Trust and its shareholders;

     o no Covered Officer or a member of the Covered Officer's family shall receive any gift or other things of more than de minimis value from any person or entity that does or seeks to do business with or on behalf of the Trust. Without approval, gifts of more than de minimis value must either be returned to the donor or paid for by the recipient. For purpose of this section, any gifts or other things shall be considered to be de minimis if the aggregate value of items received from a single donor does not exceed $250 in any calendar year. This section does not apply to an occasional meal

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          or ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose;

     o no Covered Officer or a member of the Covered Officer's family shall have any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof, without prior approval, provided that ownership of less than 1% of the outstanding amount of any class of securities of a publicly owned company that is a service provider shall not be deemed to constitute such an ownership interest.

III. DISCLOSURE AND COMPLIANCE

          Each Covered Officer shall:

     o be familiar with the disclosure requirements generally applicable to the Trust;

     o not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including the Trust's Board, auditors, governmental regulators and self-regulatory organizations;

     o regularly and timely consult with other officers and employees of the Trust, its investment adviser and principal underwriter with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

     o promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

a.   Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

     o annually affirm to the Board that he has complied with the requirements of the Code or describe any lack of compliance with the Code;

     o not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of actual or potential violations that are made in good faith; and

     o notify the chairman of the audit committee and the adviser's compliance officer promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

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     b.   The adviser's compliance officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The adviser's compliance officer is authorized to consult, as appropriate, with counsel to the Independent Trustees, and is encouraged to do so. However, any waiver sought by a Covered Officer will be considered by the Trust's audit committee.

     c. The Trust will follow these procedures in investigating and enforcing this Code:

          o the adviser's compliance officer will take all appropriate action to investigate any potential violations reported to him;

          o if, after such investigation, the adviser's compliance officer believes that no violation has occurred, he is not required to take any further action;

          o any matter that the adviser's compliance officer believes is a violation will be reported to the Trust's audit committee;

          o if the audit committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

          o the Trust's audit committee will be responsible for granting waivers, as appropriate; and

          o any changes to or waivers of this Code will be disclosed to the extent required by SEC rules.

V.   OTHER POLICIES AND PROCEDURES

     This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Trust's investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust and its investment adviser's and principal underwriter's codes of ethics under Rule 17j-1 are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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VI.  AMENDMENTS

     Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII. CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, its counsel, or the Trust's investment adviser or principal underwriter.

VIII. INTERNAL USE

     The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, any Fund, or any other person, as to any fact, circumstance, or legal conclusion.


Date:    July 30, 2003

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